Exhibit (a)(ii)

AMENDMENT NO. 1

TO THE AMENDED AND RESTATED

DECLARATION OF TRUST OF

THE SECTOR SPDR® TRUST

The undersigned Assistant Secretary of The Sector SPDR® Trust, a Massachusetts business trust (the “Trust”), does hereby certify that the Initial Sole Trustee of the Trust, acting pursuant to Article IX, Section 9.3 of the Trust’s Amended and Restated Declaration of Trust dated October 23, 1998, approved the following resolutions and that said resolutions continue in full force and effect as of the date hereof:

RESOLVED, that the name of the Trust is hereby changed to The Select Sector SPDR® Trust.

WITNESS my hand this 13th day of November, 2007.

/s/ Ryan M. Louvar
Ryan M. Louvar
Assistant Secretary